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                         July 24, 2020

       Andrew Kucharchuk
       Chief Financial Officer
       OncBioMune Pharmaceuticals, Inc
       8000 Innovation Park Dr.
       Baton Rouge, LA 70820

                                                        Re: OncBioMune
Pharmaceuticals, Inc
                                                            Form 8-K for the
period ended June 5, 2020
                                                            Filed June 11, 2020
                                                            File No: 0-52218

       Dear Mr. Kucharchuk:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                         Sincerely,


                         Division of Corporation Finance

                         Office of Life Sciences